Exhibit 99.1

News Release

Newell Brands Announces Strong First Quarter Results

Net Sales Growth 148.4 Percent; Core Sales Growth 2.5 Percent

Reported EPS $1.31; Normalized EPS $0.34

Raised 2017 Normalized EPS Guidance Range

Increased Dividend 21 Percent

HOBOKEN, NJ – May 8, 2017 – Newell Brands Inc. (NYSE: NWL) announced its first quarter 2017 financial results today.

First Quarter 2017 Executive Summary

•	Net sales growth of 148.4 percent to $3.3 billion; core sales growth of 2.5 percent.

•	Reported diluted earnings per share of $1.31 compared with $0.15 in the prior year, benefiting from a $784 million gain on the sale of the Tools business, core sales growth, cost synergies related to the Jarden acquisition, Project Renewal savings and contributions from acquisitions. These benefits more than offset increased investment in brand development, insights and e-commerce, negative foreign currency impacts, an increase in amortization of intangibles, higher interest expense and higher share count associated with the Jarden transaction.

•	Normalized diluted earnings per share of $0.34 compared with $0.40 in the prior year, as the benefits of increased sales and operating profitability were more than offset by higher interest expense and higher share count associated with the Jarden transaction. Normalized earnings per share exclude certain items described later in this release.

•	Reported operating margin of 4.8 percent, compared with 9.5 percent in the prior year, driven by the mix impact of the acquired Jarden business, including an increase in amortization of intangibles, and costs associated with the delivery of savings, partially offset by Project Renewal savings and cost synergies associated with the Jarden transaction. Normalized operating margin of 10.6 percent, a 250 basis point decline versus the prior year due to the mix impact of the acquired Jarden business and investment in brand development, insights and e-commerce, partially offset by cost synergies and Project Renewal savings.

•	Operating cash use of $289 million compared with a use of $261 million in the prior year; gross debt of $11.2 billion reflecting repayment of $726 million during the quarter and $2.8 billion since the creation of Newell Brands on April 15, 2016.

•	Completed acquisition of WoodWick fragranced candle business and divestitures of the Tools and Rubbermaid consumer totes businesses; subsequent to quarter end, completed acquisition of New Zealand based Sistema Plastics food storage and the divestitures of the fire starter and fire log and the Lehigh cordage businesses.

•	Announced new reporting framework aligned to Growth Game Plan with 5 segments (Live; Learn; Work; Play; Other) and 4 regions (North America; Latin America; Europe, Middle East, Africa; Asia Pacific).

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•	Raised guidance for full year 2017 normalized diluted earnings per share to $3.00 to $3.20 compared with previous guidance of $2.95 to $3.15. Reaffirmed full year 2017 net sales guidance of $14.52 to $14.72 billion, representing 9.5 to 11 percent growth, and core sales growth guidance of 2.5 to 4.0 percent.

•	Announced a $0.04 per share increase in the quarterly dividend to $0.23 per share, an increase of 21 percent.

“Our first quarter results provide strong evidence of our team’s capacity to perform while we transform,” said Newell Brands Chief Executive Officer Michael Polk. “We delivered competitive core sales growth of 2.5 percent despite significant organization and portfolio change. Our core sales results were broad based with growth in all four regions and across four of five segments. Our international growth coupled with very strong e-commerce results more than offset the continuing impact of inventory de-stocking in U.S. mass channels. Our operating margin was well ahead of plan driven by strong cost synergies and stringent discretionary cost management. And we further deleveraged, paying down over $725 million of debt in the quarter, bringing our cumulative debt repayment since the Jarden transaction on April 15, 2016 to $2.8 billion.

“We have had a good start to 2017 and are on our way to unlock the transformative value creation associated with our long term guidance. We are confident that simultaneous growth and margin development fueled by savings and synergies will generate strong cash flow, leading to rapid deleveraging and then more aggressive value-creating uses of capital. We believe this transformative value creation story is unique to Newell Brands given our leading brand positions in large global categories, the inherent opportunities presented through the new scale of the company, the investments we are making in new capabilities and the strong cash generative nature of our businesses. This confidence is shared by our Board of Directors which has approved a 21 percent increase of the quarterly dividend to $0.23 per share.”

2017 New Reporting Segments

Newell Brands makes life better for hundreds of millions of consumers every day, where they Live, Learn, Work and Play. The company achieves this impact through its leading portfolio of brands and its advantaged operating model. In order to align its reporting with the company’s new strategy and organization structure, as of March 31, 2017 Newell Brands is reporting its financial results in five segments: Live, Learn, Work, Play and Other. The company has aligned its fifteen operating divisions for reporting purposes to the five segments as follows:

Segment	Divisions
Live	Appliances & Cookware, Baby & Parenting, Food, Home Fragrance
Learn	Writing & Creative Expression, Jostens, Fine Writing
Work	Consumer & Commercial Solutions, Waddington, Safety & Security
Play	Outdoor & Recreation, Fishing, Team Sports
Other	Home & Family, Process Solutions, Held for Sale

For more detailed information and a recast of 2016 quarterly results by new segment, please refer to the Newell Brands Investor Relations website at newellbrands.com.

First Quarter 2017 Operating Results

Net sales increased 148.4 percent to $3.3 billion, compared with $1.3 billion in the prior year, due to the inclusion of the acquired Jarden business and competitive core sales growth, partially offset by divestitures of Décor and Tools.

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Core sales grew 2.5 percent driven by strong growth on Baby and Appliances within the Live Segment, Writing and Jostens within the Learn segment, Waddington within the Work Segment, Team Sports and Beverages within the Play Segment and Process Solutions within the Other Segment. All four regions delivered core sales growth.

Reported gross margin was 34.2 percent compared with 38.5 percent in the prior year, as the benefits of synergies and productivity were more than offset by negative mix effects related to the Jarden transaction, input cost inflation and the adverse impact of foreign currency. Normalized gross margin was 34.5 percent compared with 38.6 percent in the prior year.

Reported operating income was $156 million, or 4.8 percent of sales, compared with $125 million, or 9.5 percent of sales, in the prior year. The margin decline reflected the negative mix effects related to the Jarden acquisition, increased investment related to the expansion of brand development, e-commerce, and insights, as well as costs associated with the delivery of synergies, the acquisition-related increase in amortization of intangibles and the negative impact from foreign currency, partially offset by increased net sales and the benefits from cost synergies and other savings. Normalized operating income was $348 million compared with $172 million in the prior year. Normalized operating margin was 10.6 percent of sales, compared with 13.1 percent in the prior year, reflecting the negative mix effects related to the Jarden acquisition, increased investment in brand development, e-commerce and insights, and the negative impact from foreign currency, partially offset by the benefits from cost synergies and other savings.

The reported tax rate for the quarter was 19.2 percent compared with 21.9 percent in the prior year. The normalized tax rate was 28.1 percent, compared with 27.2 percent in the prior year, related to mix from the inclusion of Jarden, the impact of the Tools divestiture and the absence of certain discrete tax benefits compared with the prior year.

The company reported net income of $639 million compared with net income of $40.5 million in the prior year, attributable to increased operating profits and a $784 million gain on the sale of the Tools business, which more than offset the negative impact of increased investment related to the expansion of brand development, e-commerce and insights, as well as costs associated with the delivery of synergies, the acquisition-related increase in amortization of intangibles, the negative impact from foreign currency and increased interest expense. Reported diluted earnings per share were $1.31 compared with diluted earnings per share of $0.15 in the prior year. Normalized net income was $164 million compared with $108 million in the prior year, attributable to increased operating profits, which more than offset increased interest expense. Normalized diluted earnings per share were $0.34 compared with $0.40 in the prior year. Reported and normalized earnings per share were negatively impacted by the higher share count related to the Jarden transaction.

Given the seasonality of the company’s businesses, operating cash flow was a use of $289 million compared with a use of $261 million in the prior year.

A reconciliation of reported results to normalized results is included in the appendix.

First Quarter 2017 Operating Segment Results

The Live segment generated net sales of $1.1 billion, an increase of 231.5 percent compared with $322 million in the prior year. Pro forma core sales growth of 2.7 percent was driven by the Baby, Appliances, Food Storage and Home Fragrance businesses, partially offset by softness in Cookware. Reported operating income was $57.6 million compared with $32.0 million in the prior year. Reported operating margin was 5.4 percent of sales compared with 9.9 percent of sales in the prior year. The year over year difference in reported results is largely due to the inclusion of the acquired Jarden businesses and unfavorable foreign exchange, partially offset by the benefit of cost synergies and other savings. Normalized operating income was $81.0 million versus $32.0 million last year. Normalized operating margin was 7.6 percent of sales, a decline of 230 basis points compared with the prior year.

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The Learn segment generated net sales of $569 million, an increase of 47.9 percent compared with $385 million in the prior year. Pro forma core sales grew 7.6 percent driven by strong results from Writing and Jostens. Reported operating income was $88.2 million compared with $84.8 million in the prior year. Reported operating margin was 15.5 percent of sales compared with 22.0 percent in the prior year. Reported results versus prior year are primarily attributable to the contribution from and mix impact of Jostens as well as the negative margin mix effect of strong Elmer’s sales within Writing, partially offset by the benefit of cost synergies and other savings. Normalized operating income was $110 million versus $87.6 million last year. Normalized operating margin was 19.2 percent of sales, compared with 22.8 percent last year.

The Work segment generated net sales of $614 million, an increase of 128.5 percent compared with $269 million in the prior year. Pro forma core sales declined 2.9 percent, largely attributable to inventory destocking in the commercial distributor channel partially offset by strong growth from Waddington. Reported operating income was $62.9 million compared with $40.5 million in the prior year. Reported operating margin was 10.2 percent of sales compared with 15.1 percent in the prior year. Reported results versus prior year are primarily attributable to the contribution from and mix impact of certain legacy Jarden businesses, which was partially offset by the benefit of cost synergies and other savings. Normalized operating income was $74.4 million versus $40.6 million last year. Normalized operating margin was 12.1 percent of sales, compared with 15.1 percent last year.

The Play segment generated net sales of $628 million, an increase of 927.8 percent compared with $61.1 million in the prior year. Pro forma core sales grew 0.5 percent as solid growth on Beverages, Coolers and Team Sports was largely offset by substantial inventory destocking on Fishing and selected Coleman product categories. Reported operating income was $56.3 million compared with an operating loss of $2.1 million in the prior year. Reported operating margin was 9.0 percent of sales, versus a negative 3.4 percent in the prior year. Normalized operating income was $66.8 million versus an operating loss of $2.1 million in the prior year. Normalized operating margin was 10.6 percent of sales, compared with a negative 3.4 percent last year. In the year ago period, the Play Segment was comprised of the legacy Newell Rubbermaid Beverages and Cooler businesses and both the reported and normalized gross profit was more than offset by beverage growth investments in the first quarter of 2016.

The Other segment generated net sales of $388 million, an increase of 39.4 percent compared with $278 million in the prior year. Pro forma core sales increased 12.0 percent, reflecting solid growth from Process Solutions. Commodity driven price benefits on zinc contributed approximately $8 million of core sales growth, or just over 25 basis points to the core growth rate of Newell Brands. The balance of growth was largely driven by volume or distribution wins. Reported operating income was $4.0 million compared with $28.9 million in the prior year. Reported operating margin was 1.0 percent of sales, compared with 10.4 percent in the prior year. Reported results versus prior year are negatively impacted by one-time divestiture and other costs related primarily to the held for sale businesses. Prior year results include the full quarter results of Tools, which was divested on March 9, 2017. Normalized operating income was $37.4 million versus $31.2 million last year. Normalized operating margin was 9.6 percent of sales, compared with 11.2 percent last year.

Outlook for the Twelve Months Ending December 31, 2017

Newell Brands reaffirmed its guidance for 2017 net sales and core sales growth, and raised its normalized earnings per share outlook.

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News Release

Updated 2017 Full Year Outlook
Net sales	$14.52bn to $14.72bn

Net sales growth	9.5% to 11.0%

Core sales growth	2.5% to 4.0%

Normalized earnings per share	$3.00 to $3.20

The company raised its normalized earnings per share outlook to $3.00 to $3.20, compared with its previous guidance of $2.95 to $3.15. The guidance increase is driven by the solid start to the year and the latest view on timing of acquisitions and divestitures and foreign exchange. The company still expects the previously communicated 2017 tax rate of about 23 percent, driven by a one-time very low rate likely realized in the third quarter of 2017.

As of April 15, 2016, Newell Brands core sales include pro forma core sales associated with the Jarden transaction as if the combination occurred April 15, 2015. Core sales exclude the impact of foreign currency, acquisitions (other than the Jarden acquisition) until their first anniversary, and planned and completed divestitures. Beginning with the second quarter of 2016, the company is excluding the amortization of intangible assets associated with acquisitions from its calculation of normalized earnings per share.

The company has presented forward-looking statements regarding normalized earnings per share for 2017, which is a non-GAAP financial measure. This non–GAAP financial measure is derived by excluding certain amounts, expenses or income from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. The unavailable information could have a significant impact on the company’s full year 2017 GAAP financial results.

Conference Call

The company’s first quarter 2017 earnings conference call will be held today, May 8, 2017, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view

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the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition), planned or completed divestitures, the deconsolidation of the company’s Venezuelan operations and changes in foreign currency from year-over-year comparisons. As reflected in the  Core Sales Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

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Investor Contact:	Media Contacts:
Nancy O’Donnell	Jason Anthoine, APR	Liz Cohen
VP, Investor Relations	VP, Corp Communications	Weber Shandwick
+1 (770) 418-7723	+1 (201) 610-6768	+1 (212) 445-8044
nancy.o’donnell@newellco.com	jason.anthoine@newellco.com	liz.cohen@webershandwick.com

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income, earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and other project costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, expected benefits and financial results from the Jarden acquisition and other recently completed acquisitions and related integration activities and planned divestitures and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation of challenging economic conditions, particularly outside of the United States; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power and consolidation of our customers; our ability to improve productivity, reduce complexity and streamline operations; our ability to develop innovative new products and to develop, maintain and strengthen its end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; risks related to the substantial indebtedness that we have incurred in connection with the Jarden acquisition; risks related to a potential increase in interest rates; our ability to complete planned acquisitions and divestitures; difficulties integrating Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; the risks inherent in our foreign operations, including currency fluctuations, exchange controls and pricing restrictions; a failure of one of our key information technology systems or related controls; future events that could adversely affect the value of our assets and require impairment charges; United States and foreign regulatory impact on our operations including environmental remediation costs; the potential inability to attract, retain and motivate key employees; the imposition of tax liabilities greater than our provisions for such matters; product liability, product recalls or regulatory actions; our ability to protect its intellectual property rights; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; and those factors listed in our filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K). Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

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NEWELL BRANDS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in millions, except per share data)

	For the three months ended March 31,
	2017	2016	% Change
Net sales	$3,266.3	$1,314.9	148.4%
Cost of products sold	2,149.1	809.3

GROSS MARGIN	1,117.2	505.6	121.0%
% of sales	34.2%	38.5%

Selling, general and administrative expenses	929.5	362.5	156.4%
	28.5%	27.6%
Restructuring costs	13.3	17.7

Impairment of goodwill, intangibles and other assets	18.4	—

OPERATING INCOME	156.0	125.4	24.4%
% of sales	4.8%	9.5%

Nonoperating expenses:
Interest expense, net	122.2	29.4
Loss on extinguishment of debt	27.8	45.9
Other (income) expense, net	(784.1)	(1.5)

	(634.1)	73.8

INCOME BEFORE INCOME TAXES	790.1	51.6	N/M

% of sales	24.2%	3.9%

Income tax expense	151.6	11.3
Effective rate	19.2%	21.9%

INCOME FROM CONTINUING OPERATIONS	638.5	40.3	N/M

% of sales	19.5%	3.1%

Income from discontinued operations, net of tax	—	0.2

NET INCOME	$638.5	$40.5	N/M

% of sales	19.5%	3.1%

Weighted average common shares outstanding:
Basic	484.2	268.7
Diluted	485.8	270.1

Earnings per share:
Basic:
Income from continuing operations	$1.32	$0.15
Income (loss) from discontinued operations	—	—

Net income	$1.32	$0.15

Diluted:
Income from continuing operations	$1.31	$0.15
Income (loss) from discontinued operations	—	—

Net income	$1.31	$0.15

Dividends per share	$0.19	$0.19

NEWELL BRANDS INC.

CONSOLIDATED BALANCE SHEETS

in Millions

	At March 31, 2017	At March 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$687.5	$8,180.9
Accounts receivable, net	2,559.6	1,187.7
Inventories, net	2,476.6	871.5
Prepaid expenses and other current assets	298.4	146.0
Assets held for sale	466.6	102.8

Total Current Assets	6,488.7	10,488.9

Property, plant and equipment, net	1,563.9	624.5
Goodwill	10,321.1	2,801.6
Other intangible assets, net	14,010.0	1,085.9
Deferred income taxes	91.4	38.5
Other assets	860.2	293.4

TOTAL ASSETS	$33,335.3	$15,332.8

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,396.9	$657.1
Accrued compensation	193.8	98.7
Accrued income taxes	328.5	6.7
Other accrued liabilities	1,451.4	619.0
Short-term debt and current portion of long-term debt	852.5	768.7
Liabilities held for sale	95.1	44.7

Total current liabilities	4,318.2	2,194.9

Non-current liabilities
Long-term debt	10,332.1	10,606.6
Deferred income taxes	4,883.8	203.9
Other non-current liabilities	1,771.4	548.7

Total liabilities	$21,305.5	$13,554.1

Stockholders’ equity:
Total stockholders’ equity - Parent	11,995.6	1,775.2
Total stockholders’ equity - Non-controlling interests	34.2	3.5

Total stockholders’ equity	$12,029.8	$1,778.7

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,335.3	$15,332.8

NEWELL BRANDS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

in Millions

	For the three months ended March 31,
	2017	2016
Operating Activities

Net income	$638.5	$40.5
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	170.6	42.8
Impairment losses	18.4	—
Gain from sale of businesses	(784.0)	(0.9)
Loss on extinguishment of debt	2.2	45.9
Deferred income taxes	(161.7)	7.0
Stock based compensation expense	20.4	9.9
Other, net	1.9	5.1

Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	306.2	69.7
Inventories	(360.7)	(137.8)
Accounts payable	(142.6)	7.4
Accrued liabilities and other	1.6	(351.0)

Net cash used by operating activities	$(289.2)	$(261.4)

Investing Activities

Proceeds from sale of divested businesses	1,862.9	—
Acquisitions and acquisition related activities	(557.3)	(21.0)
Capital expenditures	(100.7)	(51.6)
Other investing activities	0.8	2.6

Net cash provided by (used in) investing activities	$1,205.7	$(70.0)

Financing Activities

Net short term borrowings	246.4	378.7
Proceeds from issuance of debt, net of debt issuance costs	—	7,931.2
Payments on debt	(972.3)	—
Cash dividends	(92.9)	(53.3)
Option proceeds net of repurchase of restricted shares for vesting	(15.2)	(18.0)

Net cash provided by (used in) financing activities	$(834.0)	$8,238.6

Exchange rate effect on cash and cash equivalents	17.5	(1.1)

Increase in cash and cash equivalents	100.0	7,906.1
Cash and cash equivalents at beginning of period	587.5	274.8

Cash and cash equivalents at end of period	$687.5	$8,180.9

NEWELL BRANDS INC.

Financial Worksheet - Segment Reporting

For the three months ended March 31, 2017 and 2016

in Millions

	March 31, 2017						March 31, 2016						Year over year changes
	Net Sales	Reported Operating Income	Reported Operating Margin	Excluded Items [1]	Normalized Operating Income	Normalized Operating Margin	Net Sales	Reported Operating Income	Reported Operating Margin	Excluded Items [2]	Normalized Operating Income	Normalized Operating Margin	Net Sales		Normalized Operating Income
													$	%	$	%
LIVE	1,067.8	57.6	5.4%	23.4	81.0	7.6%	322.1	32.0	9.9%	—	32.0	9.9%	745.7	231.5%	49.0	153.1%
LEARN	569.1	88.2	15.5%	21.3	109.5	19.2%	384.9	84.8	22.0%	2.8	87.6	22.8%	184.2	47.9%	21.9	25.0%
WORK	613.7	62.9	10.2%	11.5	74.4	12.1%	268.6	40.5	15.1%	0.1	40.6	15.1%	345.1	128.5%	33.8	83.3%
PLAY	628.0	56.3	9.0%	10.5	66.8	10.6%	61.1	(2.1)	(3.4)%	—	(2.1)	(3.4)%	566.9	927.8%	68.9	3,281.0%
OTHER	387.7	4.0	1.0%	33.4	37.4	9.6%	278.2	28.9	10.4%	2.3	31.2	11.2%	109.5	39.4%	6.2	19.9%
RESTRUCTURING	—	(13.3)	—%	13.3	—	—%	—	(17.7)	—%	17.7	—	—%	—	—%	—	—%
CORPORATE	—	(99.7)	—%	78.2	(21.5)	—%	—	(41.0)	—%	23.5	(17.5)	—%	—	—%	(4.0)	(22.9)%

	$3,266.3	$156.0	4.8%	$191.6	$347.6	10.6%	$1,314.9	$125.4	9.5%	$46.4	$171.8	13.1%	$1,951.4	148.4%	$175.8	102.3%

[1]	The three months ended March 31, 2017, excluded items consist of $4.4 million (including $1.5 million of restructuring costs) associated with Project Renewal; $1.9 million of costs related to the fair value step-up of inventory related to the Woodwick (Smith Mountain Industries) acquisition; $65.2 million of costs (including $11.8 million of restructuring costs) primarily related to the Jarden integration; $3.3 million of transaction related costs; $13.7 million of divestiture costs, primarily related to the divestiture of the Tools business (excluding Dymo Industrial); $84.7 million of amortization of acquisition-related intangible assets and $18.4 million of impairment charges primarily associated with assets of businesses held for sale.
[2]	The three months ended March 31, 2016, excluded items consist of $26.1 million (including $11.1 million of restructuring costs) associated with Project Renewal; $19.3 million of costs (including $6.6 million of restructuring costs) primarily related to acquisition and integration of Elmer’s, Ignite Holdings, LLC, and Jarden; $1.0 million of costs associated with the planned divestiture of Décor.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended March 31, 2017
	GAAP Measure	Project Renewal Costs [1]			Acquisition and integration costs [3]	Acquisition amortization costs [4]	Transaction and related costs [5]	Divestiture costs [6]	Loss on extinguishment of debt [7]	Gain on sale [8]	Non-GAAP Measure
	Reported	Personnel costs	Other costs	Inventory step up [2]							Normalized*	Percentage of Sales
Cost of products sold	2,149.1	(0.9)	—	(1.9)	(2.8)	(2.9)	—	—	—	—	2,140.6	65.5%
Gross profit	1,117.2	0.9	—	1.9	2.8	2.9	—	—	—	—	1,125.7	34.5%
Selling, general and administrative expenses	929.5	(1.8)	(0.2)	—	(50.6)	(81.8)	(3.3)	(13.7)	—	—	778.1	23.9%
Restructuring costs	13.3	—	(1.5)	—	(11.8)	—	—	—	—	—	—
Impairment charges	18.4	—	—	—	—	(18.4)	—	—	—	—	—
Operating income	156.0	2.7	1.7	1.9	65.2	103.1	3.3	13.7	—	—	347.6	10.6%
Non-operating (income) expenses	(634.1)	—	—	—	—	—	(2.0)	—	(27.8)	784.0	120.1
Income before income taxes	790.1	2.7	1.7	1.9	65.2	103.1	5.3	13.7	27.8	(784.0)	227.5
Income taxes [10]	151.6	0.9	0.5	0.6	20.5	32.6	1.7	4.3	8.8	(157.6)	63.9
Net income from continuing operations	638.5	1.8	1.2	1.3	44.7	70.5	3.6	9.4	19.0	(626.4)	163.6
Net income	638.5	1.8	1.2	1.3	44.7	70.5	3.6	9.4	19.0	(626.4)	163.6
Diluted earnings per share**	$1.31	$—	$—	$—	$0.09	$0.15	$0.01	$0.02	$0.04	$(1.28)	$0.34

	For the three months ended March 31, 2016
	GAAP Measure	Project Renewal Costs [1]			Acquisition and integration costs [3]	Divestiture costs [6]	Discontinued operations [9]	Non-GAAP Measure
	Reported	Advisory Costs	Personnel Costs	Other Costs				Normalized*	Percentage of Sales
Cost of products sold	809.3	(0.2)	(1.5)	(0.4)	—	—	—	807.2	61.4%
Gross profit	505.6	0.2	1.5	0.4	—	—	—	507.7	38.6%
Selling, general & administrative expenses	362.5	(5.1)	(6.1)	(1.7)	(12.7)	(1.0)	—	335.9	25.5%
Restructuring costs	17.7	—	—	(11.1)	(6.6)	—	—	—
Operating income	125.4	5.3	7.6	13.2	19.3	1.0	—	171.8	13.1%
Nonoperating expenses	73.8	—	—	—	(49.9)	—	—	23.9
Income before income taxes	51.6	5.3	7.6	13.2	69.2	1.0	—	147.9
Income taxes [10]	11.3	1.5	2.2	4.8	20.1	0.3	—	40.2
Net income from continuing operations	40.3	3.8	5.4	8.4	49.1	0.7	—	107.7
Net income	40.5	3.8	5.4	8.4	49.1	0.7	(0.2)	107.7
Diluted earnings per share**	$0.15	$0.01	$0.02	$0.04	$0.18	$—	$—	$0.40

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]	Costs associated with Project Renewal during the three months ended March 31, 2017 include $2.9 million of project-related costs and $1.5 million of restructuring costs. Project-related costs include inventory rationalization, advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the three months ended March 31, 2016 include $15.0 million of project-related costs and $11.1 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.
[2]	During the three months ended March 31, 2017, the Company recognized $1.9 million of non-cash charges related to the fair value step up of inventory related to the Woodwick (Smith Mountain Industries) acquisition.
[3]	During the three months ended March 31, 2017, the Company incurred $65.2 million of costs (including $11.8 million of restructuring costs) primarily associated with the Jarden integration. During the three months ended March 31, 2016, the Company incurred $19.3 million of costs (including $6.6 million of restructuring costs) associated with the acquisition and integration of Elmer’s, Ignite Holdings, LLC, and Jarden. In addition, the Company recognized a $45.9 million loss associated with the termination of the Jarden Bridge Facility and $4.0 million of interest costs associated with borrowing arrangements for the Jarden transaction.
[4]	During the three months ended March 31, 2017, the Company incurred acquisition amortization costs of $84.7 million. During the three months ended March 31, 2017, the Company recognized $18.4 million of charges associated primarily with assets of businesses held for sale.
[5]	During the three months ended March 31, 2017, the Company recognized $5.3 million of transaction and related costs, which includes $2.0 million of hedge loss associated with the Sistema acquisition.
[6]	During the three months ended March 31, 2017, the Company recognized $13.7 million of costs primarily associated with the divestiture of the Tools business (excluding Dymo® industrial labeling) and planned divestiture of other businesses. During the three months ended March 31, 2016, the Company recognized $1.0 million of costs associated with the planned divestiture of Décor.
[7]	During the three months ended March 31, 2017, the Company incurred a $27.8 million loss related to the extinguishment of debt, consisting of a make-whole payment of $25.6 million and fees and $2.2 million of non-cash write-offs.
[8]	During the three months ended March 31, 2017, the Company recognized a gain of $784.0 million related to the sales of the Tools business.
[9]	During the three months ended March 31, 2016, the Company recognized net income of $0.2 million in discontinued operations.
[10]	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Core Sales Analysis by Segment - Actual and Adjusted Pro Forma Basis (Unaudited)

For the three months ended March 31, 2017 and 2016

											in Millions
	March 31, 2017					March 31, 2016
	2017 Net Sales (Reported)	Acquisitions/ Divestitures [3]	Net Sales Base Business	Currency Impact	2017 Core Sales [2]	2016 Net Sales (Pro forma) [1]	Divestitures [3]	Net Sales Base Business	Currency Impact	2016 Core Sales [2]	Increase (Decrease) Core Sales
											$	%
LIVE	1,067.8	(71.2)	996.6	8.7	1,005.3	1,028.3	(50.4)	977.9	1.0	978.9	26.4	2.7%
LEARN	569.1	(1.1)	568.0	5.5	573.5	532.4	—	532.4	0.5	532.9	40.6	7.6%
WORK	613.7	(20.9)	592.8	5.2	598.0	637.6	(23.6)	614.0	2.0	616.0	(18.0)	(2.9)%
PLAY	628.0	(0.1)	627.9	4.5	632.4	625.9	(0.8)	625.1	3.9	629.0	3.4	0.5%
OTHER	387.7	(189.8)	197.9	2.1	200.0	508.6	(332.6)	176.0	2.6	178.6	21.4	12.0%

TOTAL COMPANY	$3,266.3	$(283.1)	$2,983.2	$26.0	$3,009.2	$3,332.8	$(407.4)	$2,925.4	$10.0	$2,935.4	$73.8	2.5%

Less: Jarden Acquisition						$(2,017.9)

2016 Net Sales (Reported)						$1,314.9

Core Sales Analysis by Geography - Actual and Adjusted Pro Forma Basis (Unaudited)

	March 31, 2017					March 31, 2016
	2017 Net Sales (Reported)	Acquisitions/ Divestitures [3]	Net Sales Base Business	Currency Impact	2017 Core Sales [2]	2016 Net Sales (Pro forma) [1]	Divestitures [3]	Net Sales Base Business	Currency Impact	2016 Core Sales [2]	Increase (Decrease) Core Sales
											$	%
NORTH AMERICA	2,458.4	(179.5)	2,278.9	(0.2)	2,278.7	2,533.2	(291.1)	2,242.1	5.8	2,247.9	30.8	1.4%
EUROPE, MIDDLE EAST, AFRICA	454.7	(55.7)	399.0	24.1	423.1	477.4	(68.4)	409.0	(6.4)	402.6	20.5	5.1%
LATIN AMERICA	169.7	(10.7)	159.0	(1.2)	157.8	156.7	(20.7)	136.0	5.1	141.1	16.7	11.8%
ASIA PACIFIC	183.5	(37.2)	146.3	3.3	149.6	165.5	(27.2)	138.3	5.5	143.8	5.8	4.0%

TOTAL COMPANY	$3,266.3	$(283.1)	$2,983.2	$26.0	$3,009.2	$3,332.8	$(407.4)	$2,925.4	$10.0	$2,935.4	$73.8	2.5%

Less: Jarden Acquisition						$(2,017.9)

2016 Net Sales (Reported)						$1,314.9

[1]	Includes pre-acquisition Jarden net sales from January 1, 2016.
[2]	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2016, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”. Core Sales Growth excludes the impact of currency, acquisitions and divestitures.
[3]	Acquisitions exclude sales until the one year anniversary of their respective dates of acquisition, and are comprised of Smith Mountain Industries and GUD each included in the Live segment, Bond in the Learn segment, and Touch Industries in the Work segment. Divestitures include both actual and planned divestitures comprised of the Levolor and Kirsch window coverings brands (“Décor”) and the Tools business (excluding Dymo® industrial labeling), which the Company divested in June 2016 and March 2017, respectively, both in the Other segment; as well as the planned divestitures of businesses held for sale, including two winter sports units, Völkl® and K2®, Lehigh and the Fire building business, in the Other segment, Teutonia and the Humidifiers and Fans business within the Live segment, and Rubbermaid® Consumer Storage business and the planned exit of a distribution agreement with Sprue Aegis (during the first quarter of 2017) within the Work segment.

NEWELL BRANDS INC.

Reconciliation of Non-GAAP Measure

Core Sales Growth Outlook

	Year Ending
	December 31, 2017
Estimated net sales growth (GAAP)	9.5%	to	11.0%
Less: Pre-closing Jarden sales included in pro forma base [1]		-18.1%
Add: Unfavorable foreign exchange	1.5%	to	2.0%
Add: Divestitures, net of acquisitions [2]	9.6%	to	9.1%

Core Sales Growth, Adjusted Pro Forma	2.5%	to	4.0%

[1]	Adjusted pro forma reflects Jarden sales from January 1, 2016 to April 15, 2016.
[2]	Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema, Smith Mountain Industries, GUD, Bond, and Touch Industries. Divestitures include both actual and planned divestitures comprised of the Levolor and Kirsch window coverings brands (“Décor”) and the Tools business (excluding Dymo® industrial labeling), which the Company divested in June 2016 and March 2017, respectively; as well as the planned divestitures of businesses held for sale including two winter sports units, Völkl® and K2®, Lehigh and the Fire building business, Teutonia, Humidifiers and Fans business, Rubbermaid® Consumer Storage business, and the planned exit of a distribution agreement with Sprue Aegis.